EXHIBIT 21.1

GeoPetro Resources Company
Subsidiary List — April 1, 2013
(Percentage ownership is indicated below)

Subsidiaries of GeoPetro Resources Company

GeoPetro Alaska LLC, an Alaska limited liability company (100%)
GeoPetro Canada Ltd., an Alberta corporation (100%)
GeoPetro International Ltd., a British Virgin Islands company (100%)
GeoPetro Pacific LLC, a Delaware limited liability company (100%)
Redwood Energy Company, a Texas corporation (100%)
South Texas GeoPetro, LLC, a Texas limited liability company (100%)
Redwood Energy Production, L.P., a Texas limited partnership (95%)
Continental-GeoPetro (Bengara II) Ltd., a British Virgin Islands company (12%)

Subsidiaries of Redwood Energy Company

Madisonville Midstream LLC, a Texas limited liability company (100%)
Redwood Energy Production, L.P., a Texas limited partnership (5%)